UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 21, 2005

MBNA Corporation
(Exact name of registrant as specified in its charter)

Maryland	1-10683	52-1713008
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Wilmington, Delaware	19884-0131
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(800) 362-6255

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

MBNA Corporation announced today that management’s objective is to increase earnings per share by 10% in 2005 and by an average of 12% per year over the next several years, excluding the impact of a previously announced restructuring charge of approximately $300 million to $350 million pre-tax that the Corporation will take in the first quarter of 2005. Management believes earnings growth in 2005 will primarily be driven by improvements in credit quality and reduced expense growth rates.

Management anticipates slower average loan growth in the first half of 2005 than in the second half of 2005. Management anticipates this lower growth rate in part because of the overall slower industry growth rate and the Corporation’s decision to reduce its marketing of low introductory rate offers in 2004 and focus more on rewards programs. Management believes the reduction in low introductory rate marketing in 2004 will have less of an impact on loan growth in the second half of 2005 than in the first half.

Cautionary Language

This release includes forward-looking statements and estimates concerning MBNA Corporation’s financial performance. Such statements and estimates are subject to risks and uncertainties that may cause the Corporation’s actual performance to differ materially from that set forth in such forward-looking statements and estimates. The estimates contained in this release represent the current estimates of the Corporation and the Corporation undertakes no obligation to update publicly or revise any such estimates or other forward-looking statements contained in this release.

The Corporation’s earnings per share is a basic measure of the Corporation’s performance. Risks and uncertainties that may affect the Corporation’s future performance, including earnings per share, are detailed in the Corporation’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Certain such risks and uncertainties are discussed below:

Competition

Competition from other lenders could affect the Corporation’s loans outstanding, Customer retention, and the rates and fees charged on the Corporation’s loans. Competitors may offer lower rates and fees and attractive benefits and rewards. As part of its strategy for profitable growth, in 2004 the Corporation began offering fewer 0% promotional rates, which has the effect of negatively impacting loans outstanding.

Customer behavior

Customer spending and repayment levels and Customer use of the Corporation’s lending products over competing lending products, such as mortgage and home equity products, impact the Corporation’s loans outstanding.

General economic conditions

The pace and sustainability of the current economic recoveries in the U.S. and the U.K. impact loans outstanding, delinquencies and credit losses.

Monetary policy

The pace and level of increases in interest rates in the U.S. and the U.K. impact the Corporation’s cost of funds, net interest margin and net income.

Expense management

The Corporation’s ability to effectively manage expenses, including operating expenses, impacts net income.

Legal and regulatory matters

Legislative, legal and regulatory actions could adversely affect the Corporation’s interest, fee and interchange revenue and the ability of the Corporation to market its products. For example, see the "Legal Proceedings" section of the Corporation’s most recent 10-K (relating to foreign currency conversion fees), the "Regulatory Matters" section of the 10-K (relating to the activities of the Treasury Select Committee in the U.K.), and the "Regulatory and Other Matters" section of the Corporation’s most recent 10-Q (relating to "MasterCard and Visa Litigation and Competition", "Interchange in the U.K." and "Office of Fair Trade Investigation of Default Charges in the U.K.")

Portfolio purchases and acquisitions

The Corporation regularly purchases loan portfolios and acquires related businesses. The availability and attractiveness of such opportunities could impact loans outstanding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MBNA Corporation

Date: January 21, 2005	By:	/s/	Kenneth A. Vecchione
Kenneth A. Vecchione
Chief Financial Officer